Exhibit 99.2

AEGION CORPORATION

Moderators: John Joseph Burgess and David A. Martin

July 31, 2013

9:30 a.m. ET

Operator:

Good morning, and welcome to Aegion Corporation’s Second Quarter 2013 Earnings Call. At this time, all participants are in a listen-only mode. Later, there will be a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this event is being recorded.

Management has provided a presentation to summarize the financial results and outlook. The presentation can be found on Aegion’s website at www.aegion.com. Any financial or statistical information presented during this call, including any non-GAAP information, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on Aegion’s website at www.aegion.com.

During this conference call, the company will make forward-looking statements, which are inherently subject to risks and uncertainties. Results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call. The company does not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

I would now like to turn the conference over to Joe Burgess, President and CEO of Aegion. Sir, you may begin.

John Joseph Burgess:

Thank you, and welcome to our quarterly earnings call today. With me are David Martin, Senior Vice President and Chief Financial Officer, and Ruben Mella, Vice President of Investor Relations and Corporate Communications.

There is a lot of noise in the quarterly results, so both David and I, mostly David will spend time parsing the numbers to get to the comparative operating results, which are essentially flat with last year. This result does not reflect the strength and momentum the company enjoys in its key markets. We have been frustrated in the first half by factors largely out of our control, weather and customer driven project delays.

Under normal conditions we had and have the backlog to have produced a record quarter. Our challenge now is to do our best to get through this work to produce the results we all expect for the second half. I believe we will get this done and will focus my remarks later on our second half execution plans.

But before I hand it over to David to review the financials let me return to the noise. You may recall that last year at year-end I said that we would be focusing on some of our smaller or less strategic businesses in our portfolio. We would not continue under operating scenarios whereby our core businesses, NAR, Corrpro, UPS, Fibrwrap are delivering and yet our results are dampened by performance in business units that mean little to our future.

We have taken two steps during the first half to clean up our business. First, we sold our interest in IRT, our German joint venture in wastewater. This business was a 50-50 venture with Per Aarsleff, a company that was originally one of our licensees. We have seen results decline in this business for several years and decided to monetize our position. Importantly though, we have preserved our ability to sell felt and glass product into the German market. The products side, frankly, is where the money is in Germany.

Second, we have discontinued our welding business that was acquired with the Bayou acquisition. We have looked at several options over the years to reshape this business into something that could produce sustainable profits with appropriate risks without success. The only welding service we see is critical to our customers is double-jointing, and we will retain that capability. While one of these decisions produced a gain, the other, a loss, they are part of the same decision-making process that we discussed last year, specifically, produce returns, supportive of our corporate goals at reasonable risk postures or quit doing it. Our businesses is healthier for these two decisions.

For now, I’ll turn it over to David for a detailed discussion of the results. David?

David A. Martin:

Thank you, Joe, and good morning. With our results detailed in the press release and the earnings slides, I’ll focus my attention this morning on providing some insight into our results as it compares to our expectations for the quarter. The one-time and unusual impacts are delineated in the release.  These items created noise, as Joe described, in the overall performance. But we’ve tried to provide as much clarity as possible with the release.

It should be noted that we made some important strides with a number of our key businesses in terms of performance in the second quarter. Not only did the North American Water and Wastewater turned in its best performance in several years, it is poised for even better performance going forward with record backlog. And Joe will describe that further later. The performance in the second quarter for Corrpro was also notable, particularly in the United States. And there were others as well.

If not for the persistent project delays and lost production days from severe weather, we would’ve seen much improved performance year-over-year. I’d like to walk through those impacts now. Our performance was most impacted by customer-directed delays affecting Bayou, the North American segment of Commercial and Structural and United Pipeline Systems to the tune of approximately $5 million in pre-tax profits. This profit, I must emphasize, is substantially recoverable.

Over $2 million of this variance is tied to the Coatings business, Bayou’s New Iberia, Louisiana coating operation, which as we’ve discussed previously, has been impacted by a lull in the Gulf of Mexico market. Originally set to begin in the second quarter, their largest remaining project for this year has now been rescheduled by its customer for the second half of the year to accommodate their schedule for the overall pipeline offshore installation.

An additional $1.2 million in expected profits were not realized during the quarter due to customer-directed delays in our Commercial and Structural platform. The most significant delay was on a pipeline job in Canada, where our crews have began installation in July. Work is now underway on a Fibrwrap pipeline project in Washington, D.C., where the surface preparation process took longer to complete than anticipated, shifting the bulk of revenues into the third quarter. The good news is the number of Commercial and Structural projects affected by delays and the financial impact of those delays declined significantly from what we’ve described in the first quarter.

Project timing issues reduced second quarter operating profits for United Pipeline Systems by about $800,000. Projects in Mexico that we thought would be released in the second quarter are likely now on hold for the remainder of the year. United’s experience is similar in Chile and Argentina, where we had planned to execute some larger mining maintenance contracts during the quarter until our customers reduced the scope of those projects in what appears to be a temporary curtailment of spend.

The remaining variance relates to the project deferrals from a one-month delay in the start of the CRTS/Wasit project, along with certain delays on the start of larger projects in the Midwest region of North American Rehab, including St. Louis, which started late in the quarter. While weather conditions improved overall in the second quarter, severe weather had an unusually large impact in two key regions of our operations during the first quarter or the first half of second – 2013. Persistent flooding in Western Canada and Brisbane, Australia caused a higher-than-average number of lost production days. These adverse conditions limited the operating profit contribution from Corrpro Canada, North American Water and Wastewater and Asia-Pacific Water and Wastewater businesses by a total of about $1.5 million pre-tax.

While he had these impacts in the quarter, we did experience strong performance in a number of areas as well. As we mentioned earlier, we were especially pleased with the performance of our Water and Wastewater platform and the Corrpro business in the United States, which together with other areas of improvement, generated approximately $3 million in improved earnings relative to the quarter’s expectations. Most notable was North American Water and Wastewater, which delivered $2 million of upside to our expectations due to strong performance and favorable product mix.

In our Eastern United States region, we successfully completed the large-diameter Dallas TRA project in the second quarter, as well as multiple projects in the Mid-Atlantic and Southeastern portions of the country. The mix of higher margins and large-diameter production nearly doubled compared to the year-ago period. Finally, we were able to win and complete two industrial projects in the Southwest at very attractive margins. Our manufacturing operation also recovered from the year’s slow start with dramatically increased volume and improved margins due to the favorable diameter mix changes.

Our Water and Wastewater business also performed well in other parts of the world, over $700,000 of operating profit upside from two distinct areas. The talented crews and very good project management team we deployed in Malaysia resulted in better-than-expected performance in the quarter. Market conditions and our performance continued to be solid in the Netherlands. And we had some large projects in Spain during the second quarter as well.

The other major highlight in the second quarter results came from our U.S. Corrpro business, which had a record first half, highlighted by the completion of a sizeable project in the Southwest during the quarter ahead of expectations. Our UPS operations in the Middle East also continued to execute on a sizable backlog, performing well ahead of their plan for the first half of the year. And Bayou’s Canadian coating operations recovered from weather-related delays in the first quarter to meet their expectations for the first half.

This quarter, we encountered some favorable – some performance challenges as well, while they can be overcome in the near future to a certain extent, these issues accounted for approximately $3 million of the impact in the quarter, offsetting the good performance in those areas I just described. The most notable area was the Tite Liner Morocco project, which as Joe touched on last quarter, experienced pipe connection issues, which delayed the project.

We continued to work through these issues in the second quarter, and it caused us more time and effort to engineer the solution, delaying the project and adding costs. The solution was achieved in the quarter, but we couldn’t recover production time, and now we anticipate wrapping this project up in September. With regards to the Fyfe business, during the second quarter as well and in the first six months, we have a few – we had fewer high-margin pipeline projects to execute, a portion of which relates to these delayed projects. This impacted the overall margins in the first half on top of delayed revenue.

Now turning to a couple of non-operational items, as we stated in the release, we incurred $1.6 million or $0.03 per diluted share of non-cash currency losses in the quarter, which offset some of the tax benefits. We have inter-company receivables, payables and other items in some subsidiaries that are not denominated in local currency. We’ll require to remeasure those balances every quarter. The U.S. dollar appreciated significantly in the quarter, affecting the remeasurement in various countries, such as Canada, Australia and India, resulting in non-cash loss reported in the income statement. In prior periods, these remeasurements did not have a material impact on the results.

The effective tax rate in the quarter was low at 13% as tax rate includes certain discrete favorable benefits from various tax credits, as well as tax liability true-ups recognized in the quarter amounting to approximately $1.25 million. While the tax rate in the first half was below expectations, I expect the full rate to normalize in the 27% to 29% range as we increase profitability in the second half of the year and include Brinderson, which has a higher effective tax rate.

Second quarter cash flow from operations was $13 million compared to $27 million at this time last year. DSOs increased from strong revenue recognition late in the quarter, partially offset by DSO reductions in E&M from improved collections in UPS. The result was a net $10 million reduction in cash collections that I expect we will recover in the second half of the year. Our plan for the full year is to have year-over-year reduction in DSOs. Based on the outlook for earnings in the second half of the year, we should generate close to $100 million in cash from operations for the full year.

Capital expenditures were $8 million below last year at the midpoint of the year. I expect full year CapEx to be $30 million to $35 million, including the addition of modest capital expenditures for Brinderson. We have a new $650 million credit facility in place and have drawn $386 million from the term loan and revolving portions to fund the $150 million Brinderson acquisition and retire our outstanding debt from the prior $500 million credit facility. Required debt payments for the remainder of 2013 totaled $8.8 million.

Finally, we repurchased $11.2 million worth of shares in the quarter and completed our most recent $10 million board authorization on July 2. Joe will cover the strategic rationale for the decision to close Bayou Welding Works and the sale of our German joint venture operations. I want to reiterate, it was included in the press release, included the composition of the $0.13 per share loss from discontinued operations.

Approximately $0.05 comes from losses incurred this year related to performance issues and cost overruns on two remaining projects that were completed in the quarter. The write-down of goodwill and intangibles represented $0.06 per share. Our fair value assessment of fixed assets and other assets as we liquidate this business accounted for the remaining $0.02.

Finally, we included in our financial statements the intention of our equity partners, Stupp Brothers, to exercise its contractual option to purchase the assets of our 49% equity interest in Bayou Coatings. The transaction is expected to occur in January of next year. The declaration of this intention required us to perform a fair value assessment of the assets in the entity this quarter. The result was a non-cash charge and write-down of our investment, which related to goodwill allocated to the joint venture with our original acquisition of Bayou in 2009.

That summarizes my review of the quarter, so I’ll turn the call back over to Joe.

John Joseph Burgess:

Thank you, David. Unlike a typical scorecard, where you summarize an event that has already occurred, David’s assessment of the quarter really identifies what is yet to come. When you tally the impact from weather and customer delays, you have $7 million in pre-tax profits we view as executable projects in the back half of the year. These projects are included in the current backlog of $510 million. I suspect the first question on your mind is can Aegion complete these projects? The answer is yes. We are not dealing with an execution issue.

Our project schedule for the remainder of the year is packed as we work through the delayed projects and execute projects we planned for the second half of the year. In fact, we are adding resources in NAR, Corrpro and UPS to accommodate this fact and the anticipated strength of our position going into 2014. I still think it’s reasonable to expect that some of the anticipated work could slide into 2014 just because we don’t have the number of days available to complete them all. That is why we modestly adjusted our guidance for the year. We need to earn $1.15 to $1.25 to achieve our revised EPS target of $1.50 to $1.60 plus an $0.08 to $0.10 per share contribution from Brinderson.

Let’s walk through how we will accomplish this. The most important contributor to our second half performance will be North American Water and Wastewater. NAR had a terrific first half as operating income grew 26% to $13 million. The second half is shaping up to be even better with backlog of $221 million at the end of June, a record high, and I would say a robust bid table for the back half of the year as well. We began work in Baltimore and St. Louis in the second quarter, which combined represents $55 million of project activity to be completed over the next 12 months. We continue to see strength in the Eastern U.S. and bidding and project activity is growing in the Midwest and the West.

There are opportunities for sales acquisitions in places such as Louisville, Minneapolis and Los Angeles over the next few months. Backlog in Canada is $28 million, another record high, some of which are projects for Edmonton and Calgary, our two best markets in Canada, and the ones with all of the delays from severe weather since the beginning of the year. We are already executing projects in those two cities. Two weeks ago, Insituform Canada announced a $10.6 million project award in Montreal, which also kicks off this quarter.

I’m pleased with the execution we’ve achieved to-date and our bidding discipline continues to drive contracting margins in an improving direction. While the first half was solid, it was achieved with lower-than-expected results from our Canadian and U.S. Central regions, traditionally our strongest regions. As these regions catch up over the balance of the year, it will drive strong – stronger second half performance. We believe NAR has what it needs to end the year with high single-digit revenue growth and high single-digit operating margins as well.

The next most important contributor needed for the remaining months of the year is Corrpro, which had a record first half with 32% increase in operating income to over $12 million. Corrpro is now entering its peak season, and we expect Canada to be the catalyst for the second half as the U.S. was the driver of their performance in the first half of the year. Canada accounts for a third of the $82 million backlog. Like NAR, we believe Corrpro is in very good position to see revenue growth for the full year, at or near 10%, and operating margins in the range of 12% to 13%, in line with our original plans.

Our highest-margin business will finally get the chance to be a key contributor in the third and fourth quarters. The start of the CRTS/Wasit project is upon us as the lay barge is to set sail in the coming days. This is a month later than our plan, which means a likely shift of some of the revenues and profits into 2014. We are just completing the successful project in the region for Saudi Aramco’s offshore LTA project, coating the welded pipe joints and 16-inch diameter pipes.

Besides being profitable, this project gave our crews the opportunity to work with a general contractor for the Wasit project and the lay barge operator. This should contribute to beating productivity targets on the larger pipes. Our teams are ready to begin coatings work and we expect to see those first results in August.

United Pipeline Systems continue to see strong market conditions in the U.S. and Canada, mostly in maintenance projects and in the Middle East. Sales acquisitions remain robust in the Middle East as we execute on a solid backlog of $29 million as of the end of June. These three regions remain on track to meet their plan for the year and contribute to the expected second half performance.

We can’t achieve our plan without a strong second half from our Commercial and Structural platform. Fibrwrap, as you know, is a widely accepted, remarkable technology that has the leadership position in the fast-growing global fiber-reinforced polymer rehabilitation market. None of that has changed over the first six months of the year. So it’s a fair question to ask what’s going on.

One reason is Fyfe North America simply bore the brunt of the project delays in the first half because of weather and customers postponing work. I think the other reason is that it took longer for us to see the acceleration in sales from the investments made to enhance our business development and sales capabilities in the primary end markets we serve. In hindsight, we didn’t give ourselves enough time to complete the build-out of the expanded organization. The good news is that we are building momentum in the business.

Backlog in North America at the end of June was $19 million, $4 million ahead of where we were at the same time last year. We have $13 million of what we call soft backlog or contract awards pending final approval and visibility to over $40 million in near-term contracts, most of which are in the higher-margin pipeline and building segments, where we expect to capture a significant portion in the coming month.

Project activity in Asia should pick up over the remaining months of the year. The large pipeline projects in Hong Kong have progressed more slowly than anticipated from a continuation of the short labor supply due to government restrictions. These projects, as well as work we have in Indonesia and Singapore, will contribute to the C&S second half results. Another favorable development is our effort to grow product supply to capture manufacturing margins in the same way we do with CIPP in markets where it makes sense to license the contracting services.

I don’t believe that Commercial and Structural will be able to make up for the slow start to the year. Full year revenues will therefore grow at a more modest 10% to 15% pace. Gross margins, we expect to be a little below the 40% to 45% range for this business, primarily because we don’t have the mix of pipeline projects we believe is achievable.

Operating margins will be in the high single-digits because of the lower revenue growth. We have the backlog, sales prospects and the right products to reach these markets. We’re building the backlog in both North America and Asia and expect to return to the higher growth profile in 2014.

After the challenges we endured last year, it is refreshing to say the International Water and Wastewater segment should be a contributor to earnings in the second half of 2013. David talked about the favorable market conditions and good execution in the Netherlands and Malaysia. I would add Brisbane to the list, now that recent severe flooding conditions are waning. These three markets are expected to drive segment earnings in the second half.

The coming months define the peak for Europe, and we see enough stability and market activity to realize the higher earnings contribution needed to achieve our plan for operating income in the $3 million to $4 million range. The new market approach we’re applying in Malaysia is working. We properly set the operating expense exposure for only the work-in-hand and not for any anticipated future projects.

We have a globally experienced project management team overseeing the project. And we’ve incorporated best practices from the North American operation. As a result, execution has been terrific, and we’re ahead of schedule, giving us the opportunity to pull-forward work scheduled for 2014. We expect to increase the mix of large-diameter installations in Brisbane, which virtually had no large-diameter work in the first half because of unfavorable weather conditions. This will help generate greater revenues and profits in the remainder of the year. Our Asia-Pacific business remains on track to nearly breakeven in 2013.

The last piece to the outlook for the remainder of 2013 is the contribution from Brinderson. We closed the Brinderson acquisition on July 1. This is an important strategic move as Brinderson gives us entry into the downstream and upstream segments of the U.S. energy market and a first step to a more complete technology and service portfolio for our customers.

What most attracted us to Brinderson was a successful transformation from a project-based construction business into a much stronger maintenance service-oriented company. Today, Brinderson derives nearly 75% of its revenues from recurring activities compared to 45% for our current Energy and Mining platform.

Their contribution to Energy and Mining will boost recurring revenues for the entire platform to well more than 50%, providing more growth and stability to our future earnings. Their backlog, as of June 30, 2013, was approximately $200 million, which places them in a good position to contribute the $0.08 to $0.10 to our earnings per share in 2013 and also positions them very well going into 2014.

That’s the rough bridge for the second half of the year. And while we have confidence in achieving our guidance, it requires contribution from all three platforms. But we have the projects to reach our goals. Now that not only gets us to the end of the year. The other element of the opportunity and the potential we have is the strong end markets that we’re playing in now.

Let’s start with Energy and Mining. I walked through the contributions we expect from Corrpro, CRTS and United. Backlog stood at $193 million at the end of June. That’s lower than the prior quarter and year for two reasons. First, we continue to face a wind-down from the $65 million Morocco project. In June of last year, Morocco accounted for $46 million or 19% of E&M backlog.

As of June of this year, Morocco was only 2% or $5 million of the total backlog. I think the second reason is Bayou New Iberia, where the bid table for 2013 has been disappointing. The $20 million concrete coating project that was moved from this year into next will be a strong foundation for project activity in 2014.While we have been awarded the contract, it is not in the $20 million backlog for Bayou at the end of June. We’re also actively bidding projects for the new installation facility. We feel our chances are good for securing work in 2014.

We expect market conditions in the U.S. and Canada for UPS and Corrpro to remain strong over the next few years. There are regulations being considered in the U.S., which we have spoken up in the past to expand the protection and monitoring of new and existing pipelines. It remains difficult to predict when these regulations will go into effect.

But however, cathodic protection and increased inspection services will be requirements, and that will almost certainly expand Corrpro’s market opportunity. UPS has seen some softness for projects in South America during the first half of the year due to pullbacks in mining CapEx. This has also delayed projects in Australia. The underlying demand for pipeline rehabilitation in these markets, however, remains robust.

Chile has been a solid market for many years. We’ve seen this cyclical pattern before and believe maintenance spending will resume while new project activity will determine – will be determined more by global macro factors, namely raw material pricing – commodity pricing. We’ve also seen a modest and, we believe, temporary pullback in Mexico. There are good project opportunities for UPS in other South American markets, such as Brazil, and Peru.

Finally, CRTS continues to expand its client list. We have several small projects planned for this fall and in 2014 in places such as Brazil and Chile that will further build our reputation. And of course, the successful completion of the Wasit project will be an enormous catalyst for expanding the market opportunity, particularly in shallow water applications.

I’ve already covered the Commercial and Structural market overview, I’ll briefly touch on what’s going on in Japan. We expect Fyfe Japan to receive Japanese certification, giving Fibrwrap structural equivalency for seismic rehabilitation this fall.

We are working to set up a financing mechanism through the Japan housing program for the residential seismic upgrades that will be mandated and partially funded by the Japanese government. We believe Fibrwrap is the right product for this effort and we see a tremendous market opportunity. As I commented on the first quarter call, it’s hard to gauge when all of this will come together, but there is a growing sense of urgency in Japan to get this ambitious program off the ground. And Fibrwrap is right in the middle of it.

Our assessment of the Water and Wastewater end markets has not changed. We view the North American market as stable with pockets of growth as several municipalities begin the execution phase of their consent decrees with the EPA.

As the market leader, we have the ability to participate broadly in those areas of growth, but we won’t sacrifice margins just to win volume. The dynamics in Europe remain unchanged as weak economic activity and uncertainty limits our opportunities. Our plan is to rationalize the contracting markets and focus on product sales and technical services. Australia remains an attractive contracting market as we move beyond the city of Sydney.

We’ve expanded our operations into the Queensland region with an office in Brisbane. We will soon complete a Wet-Out facility in Brisbane to lower transportation cost to that market. There are opportunities in Malaysia for additional bids as the government continues with their infrastructure rehabilitation program in Kuala Lumpur.

We will evaluate those bids as they come, and then staff those projects for success. India remains the swing market as to whether our Asian operations can become a significant growth driver for our global wastewater aspirations. We expect to evaluate over $100 million in internationally financed bid opportunities between now and the end of the year. The quality of those procurements and the profitability we see in them will determine our future in that market.

So let me just wrap up quickly before we turn it over to questions. It’s certainly been a challenging first half based primarily on weather and customer-related delays but a first half with both significant achievement and increasing potential for our business.

I think the achievements include NAR and Corrpro continuing to drive growth and margin expansion, UPS continuing to expand in key growth geographies. We acquired Brinderson, expanding our service profile both upstream and downstream and in the critical maintenance section of the market. And we eliminated our underperforming German Wastewater and Energy Welding unit. I think our growing backlog speaks to our expanding potential. We believe we have and are continuing to escalate momentum in all of our segments. That bodes well for a strong second half and beyond.

Thank you for your interest. And I will now turn it over to the operator for questions.

Operator:	Thank you. [Operator Instructions] And our first question is from Eric Stine of Craig-Hallum. Your line is open, please go ahead.

Eric Stine:

Thanks for taking the questions. Maybe first question, you noted mix shift towards medium and large-diameter in North American sewer, given your more positive outlook, I mean, do you expect this to be a sustainable shift in that direction or do you still view this as small to medium-diameter?

John Joseph Burgess:

You know, Eric, I just don’t know. It is – as I think we’ve said, it’s a function of the work that’s being released primarily in some of these larger, higher-profile consent decree-driven efforts. So for example, we announced last year and we’re executing in the first half of the year on this large TRA project in Dallas, which was all large in diameter, and I think that approached $20 million worth of revenue. The team did a great job, basically 19 over the whole 96-inch CIPP shots. The Baltimore work, which we’ve made significant announcements on, has a nice mix of large diameter, so does the St. Louis work. The work we think we’re capturing – looking at work in Southern California that has a nice mix of large diameter opportunities. But it’s not – I’m always cautious about describing that or letting other people describe that as a shift in the market because I don’t think that people are going – I don’t think our clients are sitting around going, well, we’ve really got to focus on the large diameter stuff.

I think it’s much more derived from simply this is where we are with our consent decree mandates. And we’re releasing this work and this package of work includes it versus work that maybe is being managed either in the emergency work profile or out of our operating budgets, where they tend to concentrate on smaller-diameter projects. But having said all of that, it’s great news; if we back up two or three years, and I think because of the diversification of the business, we don’t get this granular in our discussions with CIPP. But order size and that diameter mix are big factors in terms of driving our margin potential and allowing us to manage our OpEx efficiently in that business. So large diameter means order size is going up. And of course, we feel like we’re the best of the world across the range of work in CIPP. But certainly in large diameter, it really winnows the field, if you will, in terms of who can confidently execute that work and we think we’re certainly the best at it in the world. So it’s a good news story, these mix shifts.

Eric Stine:	I guess, what I was getting at is, I mean, your more positive outlook is much more based on what you’re doing operationally than counting on what may or may not happen with the mix, fair to say?

John Joseph Burgess:	Yeah I think that’s fair to say, but we benefit from the mix and situation in the market.

Eric Stine:	Yep, okay, understand, so anyway...

John Joseph Burgess:

But I will say and let me just expand on that. I do think our NAR team really has done a tremendous job achieving a much higher level of consistency really across the board of their operations. So my assessment, it’s a pretty locked-in group right now.

Eric Stine:

Okay. Maybe just turning to the Bayou Coatings joint venture and Stupps’ plans for 2014, can you just talk about what that contributes in a typical year, just so we can start to think about what the impact of that not being part of the business would be for 2014?

David A. Martin:	Eric it’s a little over $4 million in the equity earnings.

Eric Stine:	Got it and then.

David A. Martin:	Let me just also say that the business has obviously been pretty strong in the last two years. But overall, that’s about an average for the last several years in terms of equity earnings.

John Joseph Burgess:

Yeah. Let me just add some clarity. It’s a fair question, like why has that business been strong and our New Iberia business a little spottier than that. And the simple reason is the Stupp JV is a coating – it’s a coating facility at the back end of Stupp Brothers’ steel pipe manufacturing facility down there. So it gets almost all of its volume based on pipe that’s coming – that’s being produced by Stupp for sale into the U.S. market. So the Stupps and the Sheas set up a joint venture many years ago to kind of – a joint venture around the coating from the pipe that came out of that plant. So it’s very much a revenue and a profit stream that’s derived from a captive market. So when that business has a good year, it just means the Stupps are producing a lot of pipe out of their Baton Rouge location. And a bad year means, they’re not, as opposed to the New Iberia facility, which is basically attracting pipe largely from overseas manufacturers as they sell into the U.S. market. So they’re an independent coater, if you will, which is more – it’s more of a cyclical business.

Eric Stine:	Okay, that’s helpful. I’ll jump back in the line. Thanks.

Operator:	Thank you. Our next question in queue is from Colin Rusch of Northland Capital Markets.

John Joseph Burgess:	Good morning.

Colin Rusch:

Good morning. Can you talk a little bit about what you’re seeing on the municipal budget side? Obviously, the bookings in North American Water and Wastewater segment were very strong. Are you seeing an acceleration in quotation activity? Are you seeing folks being more or less concerned about available budget for these projects as we go into the second half and into 2014?

John Joseph Burgess:

I guess, I would – I had been in the – it’s still constrained to flat camp probably really for the last 18 months. But as we kind of look at hiring figures at the municipal government level, I think there’s a little bit more – I would say that there’s a little bit more room there. Now, that impacts our business on the wastewater side, primarily in the third of our business that’s executed out of operating budgets. So they might be more willing to kind of devote a little bit more money to that. But again, the main driver of the healthier position of the North American business is the larger projects that are being driven by where certain large communities are in their consent decree process. Now, having said that, our teams have done a nice job surrounding those clients and being very, very competitive on that work. So I think those kind of factors together are driving the better acquisition and ultimately driving the better performance in NAR.

Colin Rusch:

Great. So just changing gears a little bit, as you’re building on the expertise and on the service side of the business in the energy market, are you seeing a similar opportunity for the Water and Wastewater opportunity in North America?

John Joseph Burgess:	I guess I don’t understand your question. Could you...

Colin Rusch:

I mean, in terms of – managing maintenance of infrastructure and seeing that some of that turn – some of that business become addressed by outsourced partners rather than by cities and states, is that something that you guys potentially see as a growth opportunity?

John Joseph Burgess:

I don’t really see us getting into the maintenance side on the municipal budgets. Those markets are well-served in my view. I actually came from a company, Veolia Water, that did a lot of that type of work. So I don’t really see us transitioning to the maintenance side of that. Not that there aren’t drivers that suggest some health for those businesses, but I’ve got a pretty clear understanding of the margin profile and the cost to compete there. So I don’t think that’s a direction you’ll see us take. Although the drivers for increased inspection and of course the 70,000 foot flyover driver and the overall kind of health of those pipelines are pretty good. It’s just how do you translate that into an adequate return.

Colin Rusch:	Great. And then just a quick one on the Japanese market. Can you just give us a sense of the number of customers that you’re actively engaged in discussions with as you move towards...?

John Joseph Burgess:

Well, the Japanese government has released – has made a multiple billion dollar commitment to help subsidize the homeowners in Japan to upgrade for seismic events the residential housing stock. So it’s a bit of a different animal for us, as you might imagine, in the sense that most of the times our clients are the municipality or the commercial entity or some other governmental agency or a building owner. So this is more of a retail program, which is why, in my remarks, I do tell that we are working with financing packages and the Japanese government so that when you offer pricing into a residential situation, it comes with it the certainty of financing and the flow of the subsidy dollars. So that’s a little bit new for us but also exciting. I think once the spigot gets turned on for the subsidy dollars, it could be a substantial opportunity for us. And we expect near term – I mean, it’s late July, almost August, so we expect in the fall to get approved – equivalency approval really across all of Japan. So that will allow us to attack that market pretty hard.

Colin Rusch:	Perfect, thanks a lot.

John Joseph Burgess:	You’re welcome.

Operator:	Thank you. Our next question is from Arnie Ursaner of CJS Securities.

Liam Burke:	Yes, thank you. Good morning, Joe. Good morning, David.

Arnie Ursaner:

Question is in your press release, you indicated that your prior guidance of $1.60 to $1.80 was inclusive of Brinderson and then a sentence before that the $1.50 to $1.60 excludes the contribution of Brinderson, which is expected to add $0.08 to $0.10, which of those is correct?

David A. Martin:

Well, Arnie, this is David. When we made the announcement with Brinderson last month, we stated that our $1.60 to $1.80 included the Brinderson contribution and it was a modest increase to the number but still within the range that we expected. We just decided to add more clarity around that obviously with the update to our guidance from our core business to reflect, the two separated, so...

John Joseph Burgess:

Yeah. I think what that means is the earlier remark that the $1.60 to $1.80 included Brinderson could be interpreted that the business without Brinderson a month ago, we thought was going to be at the bottom of the range, $1.60 to $1.80, and then Brinderson would be added to it but still in the range. What we’re doing now is just clarifying that mainly because of these project delays and a little bit of our ability – our inability to get to the growth curve that we anticipate at Fyfe this year, that the base business without Brinderson, we think has the potential to – we felt like we needed to lower the expectation for that to $1.50. And then we separated out a cleaner and tried to provide a little more clarity on what we actually think Brinderson will do in the back half.

Arnie Ursaner:

Okay, great. Joe, in your prepared remarks, you spoke about the possibilities of some work could slip into 2014, embedded in your guidance. Can you give us any feel for are you assuming – is it a 50% chance that the stuff will move into 2014, a 90% chance or – I’m trying to get a better feel for how much cushion you may be building into your current year estimates versus stuff that could move to 2014?

John Joseph Burgess:

Well, let’s talk about – we’ll talk about the big stuff, and then I’ll talk about – then maybe I’ll transition to businesses that are more transaction-oriented on lower kind of per event numbers. David mentioned Morocco will finish by September. We would expect to close that out totally – in October. So that shouldn’t have any impact on delays. Wasit’s getting started this week based on the latest barge schedule we’ve seen. Now that means that really just the first phase of the larger-diameter work will be completed this year. So that project will run hard through November. And then there’ll be a second phase of that project that really runs starting in February of next year through June. Those numbers are in.

That’s how we’ve depicted it – in the numbers. I would say that’s easily the thing we spent the most time on as we tried to risk the timing issues within our business. The other two big pockets are the more transaction-oriented businesses, NAR and Corrpro. There, Arnie, it’s evaluating your current backlog position, which of course, in both of those businesses is a record. I think we’ve made fair assessments about kind of book-to-burn relationships in those businesses. And as I alluded to in both of those businesses, we’ve added some execution capability, really anticipating both the need to get the more work done in 2013 but also in support of what we think is going to be a robust situation for both of those businesses in 2014.

The biggest risk to those businesses is probably like negative weather in December. So it’s nothing around is work released or do we have the capacity to do it. But you follow this business for a while. So once we get past Thanksgiving, we can get some snow events that can slow us down. And we think we forecasted for kind of the normal scenarios as we go down the stretch. But we do have some exposure there. And then I guess, lastly, I would say that on the C&S side, we’ve – I think we’ve made a lot of strides now creating an enhanced visibility of that business, both in terms of the acquisition funnel and the work plan and what we plan to execute.

But we do still have some large projects that David was describing that are now slated for late third or early fourth. And so I have a little bit of exposure on a customer delay on the C&S side, although we’re hoping to mitigate that with – that business has a much tighter book-to-burn relationship than some of our other businesses. So we are thinking we can mitigate that with some of the growth we’re seeing in the acquisitions in the pipeline. That’s kind of how I’d rank them.

Arnie Ursaner:

Okay. Joe, my final question. You’ve been reducing crews for a while with NAR, focused much more on profitability. And yet you indicated, I think, in your prepared remarks, you’re adding crews back in NAR. Is there any change in your view towards the number of crews you want to have? Or are you just more confident in the outlook of the business?

John Joseph Burgess:

We’ve really been – since we kind of inefficiently ratcheted it out of the stimulus program, we’ve kind of been in the mid to high 50s on NAR. The last conversation I had with Tom Vossman is – I think you can expect to see us at 60, maybe a little bit north of that. And that’s a reaction to again some of the surge backlog that we have in certain regions, certainly Baltimore, for example, the St. Louis area. I mentioned the West Coast, where we’re seeing some surge activity. I think that business has done a much better job of getting crews around the North American market and supplementing short backlog in some areas and surge backlog in busy areas and not adding crews, and then having to get rid of crews. But this backlog position, if we want to monetize it as effectively and efficiently as we want to, it’s left us legitimately a couple of crews short. So that’s really what’s going on in the marketplace. And we want to catch up on some of these areas, where we weren’t able to work really due to weather-related issues. So it’s not really a change of position. I would judge it kind of within the range of just managing this modest growth that we’re seeing in the marketplace and monetizing that to hit our earnings goals.

Arnie Ursaner:	Okay, thank you.

John Joseph Burgess:	You’re welcome. Thank you.

Operator:	Thank you. Our next question in queue is from Noelle Dilts of Stifel. Your line is open.

Noelle Dilts:	Hi, good morning.

John Joseph Burgess:	Good morning, Noelle.

Noelle Dilts:

I first wanted to go back to guidance. I think there’s another moving piece that we just haven’t addressed yet, and that is that you’ve discontinued this BWW operation. And I’m assuming that had been generating a loss. And I’m assuming you were assuming some sort of loss for the year. So can you tell us what was in guidance that’s now been pulled out?

David A. Martin:	It was about a nickel.

Noelle Dilts:

Okay. All right, so secondly on Corrpro, I’m just interested to hear if the drivers of the strong performance have been more of an increase in maintenance spending or if you’re starting to see some benefit from new – if you’re seeing some benefit from new pipeline construction.

John Joseph Burgess:

I would say we’re not seeing much benefit yet from new pipeline construction. It’s mostly maintenance, and then our inspection businesses. Right now, we do anticipate seeing that but kind of as we’ve – it’s been kind of a middling year for new pipeline impacts on our coating businesses, certainly in New Iberia. I could contrast that with our Canadian operation in coating, which has been very strong. But it’s mostly maintenance activities on the Corrpro.

Noelle Dilts:

Okay. Okay. Then on Tite Liner, I know you talked a bit about this weakness associated particularly with international mining. Do you think we’ve seen the worst of that? Or do you think there’s another let down?

John Joseph Burgess:

I would say that the maintenance side of the activity in Chile is – we anticipate that recovering a bit in the back half of the year. The main issues there from kind of where we entered the year from a planning perspective is we did think the back half of the year would see some pickup in Australia. Recall, we did some significant work there really two years ago and haven’t seen any activity since. There are projects planned but they’re being pushed. Our Chilean business has been okay. We have a lot of maintenance activity there. There has been a slowdown on the CapEx side. We got started on an Argentine project and got about halfway through it, and then had that initially delayed and then suspended. So it’s not clear to us when that’s going to come back. We had anticipated – we also had anticipated because we’ve been working hard to kind of get into the Southern African market on the mineral side there. And we had some project activity that we felt good about going into the year, which has now been pushed to 2014. So I mean, that’s easily – I would say the mining sector and as it relates to UPS is easily the sector where we see the strongest correlation to commodity pricing and project activity. And that’s what we’re seeing.

Noelle Dilts:	Okay. One last quick maintenance question. Does your 30% growth – on a longer-term basis, your estimate for 30% growth in size include some benefit from that Japanese housing program?

John Joseph Burgess:	Certainly, it does.

Noelle Dilts:	Okay, okay. All right, thank you.

John Joseph Burgess:	You’re welcome, thank you.

Operator:	Thank you. [Operator Instructions] Our next question in queue is from Gerry Sweeney of Boenning. Your line is open.

Gerry Sweeney:	Hi, good morning guys.

John Joseph Burgess:	Good morning.

David A. Martin:	Good morning.

Gerry Sweeney:	Quick follow-up question on UPS, what percentage of that business is mining related?

John Joseph Burgess:	Well, this year, it would be a little bit larger than normal just because the Moroccan project, which is the largest single project they’ve done, is all mining.

Gerry Sweeney:	Yeah.

John Joseph Burgess:

I would say normally the mining business is predominantly the South American business. That’s really the way to think about it. That’s – and then we’ve done – as I said, we’ve hit on a couple of projects in Australia over the years and had been trying to push into those other markets in South America, and then obviously, the African material resource market. So I would say normally the mining is probably 15% to 20% of that business. It’s higher this year again because of the Moroccan project, which of course, is a phosphate pipeline.

Gerry Sweeney:	Okay. Then swinging down to Brinderson you mentioned there’s about $200 million in the backlog. And, excuse me – I assume that, that number is not in any of the backlog numbers you posted.

John Joseph Burgess:	No, that just means if the $200 million stays in the third quarter, our backlog will be $5 million, $10 million plus whatever growth we achieve in the third quarter plus $200 million for Brinderson.

Gerry Sweeney:

Yeah. On that Brinderson, I think when you announced the acquisition, you said a lot of it – you mentioned it today, about 75% of its longer-term contracts. How long – with that $200 million in backlog, what type of visibility or how many quarters out would it take to churn through that, just to get an idea of the visibility in that business going forward?

John Joseph Burgess:	The backlog calculations are a specific expertise of Mr. Martin, so I’m going to hand him that.

Gerry Sweeney:	Okay.

David A. Martin:	What the backlog represents is we – certainly have a number of smaller capital projects. But most of this backlog represents the next 12 months of activity under their MSAs on maintenance.

Gerry Sweeney:	Okay, So it’s next 12 months.

David A. Martin:

So you will get through that backlog in the year and as well as more because there is work that happens when they are inside the facilities and they add on hours. So, it got representative of all that work that they’ll do but it is pretty...

John Joseph Burgess:	Pretty good backlog until they achieve the adjustment to the contract.

David A. Martin:	That’s right. And sometimes you won’t ever see it in the backlog because they execute it in the same quarter.

Gerry Sweeney:	Okay. But the key there is in the next 12 months.

David A. Martin:	That’s right.

John Joseph Burgess:

I mean, it’s – I think it’s a healthy – I mean, it’s a very healthy position for them. I mean, I think on an annual run rate basis, Brinderson is probably around $260 million, $265 million this year, David? So to have $200 million of that in backlog is a pretty strong position.

Gerry Sweeney:

Got it. And then C&S, I know you talked about it a little bit. But what have been some – maybe a little bit more granularity in some of the challenges. I mean, is it getting the sales organization up and running? Is it getting those salespeople up and running and getting pipes back in the projects? Is it competition? Is it pricing? Just a little bit more granularity just to see how this business is going to develop in the channel?

John Joseph Burgess:

We’ve been making investments that are trying to do a couple of things. I would say that the past in C&S is kind of focused on an engineer-to-engineer sale through a brown-bag lunch process. And that’s served them pretty well in a modest growth environment on a relatively low base. We’ve been spending time and effort certainty trying to extend that to just what I’ll call generically the owners. And that’s either the owner of the building, it’s more expensive for – or the owner of a pipeline system or a power plant or an industrial application. It’s more expensive to us and takes longer in the near term. But I think that, that’s going to be additive to the growth and really necessary for the business to achieve the growth profile that we want for it. Or else we’re kind of locked into a series of one-off transactions selling to local engineers. So we’ve certainly been spending money on that. Possibly, I don’t think this is entirely the case. But possibly, as we devoted attention to that, it’s taken a little bit away from the churn on the way they used to go to market. So there’s a little bit of that. I think David described we had a very strong year last year, out of the shoot with that business on pipelines. That’s their highest-margin work, kind of our work through the Fyfe backlog on that, we’ve been working hard to attach them, both their marketing efforts, as well as attach them to our North American wastewater business, which obviously, understands that market pretty well. Those joint marketing efforts are actually producing a number of sizable bid opportunities that have occurred most recently. But there’s been kind of a noticeable lull on the pipe side of that business that we did not anticipate this year that we’re kind of recovering from. But we’re – I can certainly see in the numbers that the overall backlog is increasing. More importantly, we’re bidding substantially more work, whether that’s individually with Fyfe or together with our North American wastewater business. And we expect to get back on the growth track that we contemplated. I don’t see anything in the 15-month to 18-month numbers that suggest that we can’t get back there pretty quickly.

Gerry Sweeney:	Okay, and then just one other quick question. Any other underperforming sub business segments, like the body welding, that sort of in the crosshairs or you feel that rationalization is done?

John Joseph Burgess:

Yeah. Well, crosshairs is such an ugly term, so we try not to use it. But yeah, I would say we’ve talked pretty openly – I would say we’ve talked pretty openly about a few of our international endeavors. I mean, I said what I said earlier, I think that the next six months in India will kind of define whether we think that can be the growth agent, we have long wanted it to be or if we have to look at our Asian business as kind of a series of product one-offs and technical services and tube sales. So I think that, that’s certainly something that you might place into that category. I can’t think of anything else. David, would you have anything that is on your list?

David A. Martin:	No, that's it.

John Joseph Burgess:	Okay.

Gerry Sweeney:	All right, I appreciate it thank you very much.

John Joseph Burgess:	You are welcome, thank you.

Operator:	Thank you. And at the moment I’m showing no further questions in queue. I would like to turn it back to Mr. Burgess for any final comments.

John Joseph Burgess:

Okay. Well, thank you very much as always for your interest in Aegion. It was obviously a very eventful second quarter and first half. Hopefully, you agree with us. And we’re very, very confident that we’re set up for a big second half. And I think more importantly though – we continue to, we think, increase and create additional momentum really in all three of our end markets. So we think that bodes well for us and for our investors certainly for the back half of 2013, but as importantly, on into the near-term future. So thank you very, very much for your continued interest and give us a call if you think of something else. Have a good day.

Operator:	Thank you. Again thank you, ladies and gentlemen, for joining today’s conference. You may now disconnect. Have a great day.

END